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                                                                      Exhibit 99


MEDIA CONTACT:
Bryan Haviland
Director, External Communications
614-677-7767

INVESTOR CONTACT:
Dan Amodeo
614-249-9039


JUNE 10, 1999                                              FOR IMMEDIATE RELEASE

                        Nationwide Financial to Establish
                        European Medium-Term Note Program

COLUMBUS, OHIO -- Nationwide Financial (NYSE: NFS) today announced plans to create a $2 billion European medium-term note program, secured by institutional funding agreements, in the third quarter of 1999.

         The medium-term notes may be denominated in any currency, but initial offerings are expected to be either in euros or U.S. dollars. The notes are expected to be listed on the Luxembourg Stock Exchange.

         "This program will expand our spread-based product offerings and allows us to issue funding agreements in a wide range of durations while providing liquidity to European bond investors," said Mark R. Thresher, senior vice president, finance.

         The first offering under the program will likely be in the $300 million range.

         Any security offered will not be registered under the U.S. Securities Act of 1933, and may not be offered or sold in the U.S. absent registration or applicable exemption from registration requirements.

         Columbus-based Nationwide Financial is the holding company for the retirement savings operations of Nationwide, a Fortune 125 organization.


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